Exhibit 99.(j)(2)

DELEGATION AGREEMENT DIRECTING CUSTODIAN

TO APPOINT FOREIGN CUSTODY MANAGER

This DELEGATION AGREEMENT dated as of May 28, 2014 (this Delegation Agreement) by and between UMB Bank, n.a. (the Custodian), a national banking association with its principal office in Kansas City, Missouri, and Little Harbor MultiStrategy Composite Fund, a Delaware statutory trust (the Fund), registered with the U.S. Securities and Exchange Commission as a “management company” under the Investment Company Act of 1940, as amended (the 1940 Act).

WHEREAS the Fund, through its investment adviser or any duly authorized sub-adviser, may from time to time instruct the Custodian to place and maintain certain Fund assets in countries other than the United States, with such instruction representing a Special Instruction under the terms of the Custody Agreement;

WHEREAS the Custodian serves as custodian of the Fund’s assets pursuant to a Custody Agreement between the Custodian and the Fund (the Custody Agreement);

WHEREAS the Custodian has appointed Citibank, N.A., a national banking association under the laws of the United States of America (the Citibank), as a “Domestic Subcustodian” pursuant to Section 5 of the Custody Agreement to, among other things, hold in custody certain assets of clients of the Custodian, such as the Fund’s Assets;

WHEREAS the Trustees of the Fund have determined to delegate to Citibank their responsibilities as set forth in Rules 17f-5(c)(1), (c)(2), and (c)(3) under the 1940 Act, with Citibank thus serving as the “Foreign Custody Manager” with respect to the Fund, and the

Trustees have directed the Fund to enter into this Delegation Agreement to, among other things, direct the Custodian to effect that determination.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Fund and Custodian agree as follows. Capitalized terms not otherwise defined in this Delegation Agreement shall have the meanings indicated in Section 13 of this Delegation Agreement unless otherwise indicated.

1.

Maintenance of Fund’s Assets.

(a)

The Fund acknowledges that: (i) the Custodian shall direct Citibank to perform services hereunder only with respect to those countries where Citibank provides custodial services to third parties, as indicated on the Citibank Global Custody Network Listing, as amended from time to time; (ii) depending on conditions in a particular country, the Fund may be required to provide the Custodian with advance notice before Citibank, upon the Custodian’s direction, could perform its custodial duties in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (iii) there may from time to time be countries as to which Citibank determines it will not provide delegation services.

(b)

The Fund instructs the Custodian to take such actions, and to direct Citibank to take such actions, on behalf of or in the name of the Funds as are reasonably required to discharge its duties under this Agreement, including, without limitation, to cause some or all of the Fund’s Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. Notwithstanding the foregoing, nothing in this Delegation Agreement shall require the Custodian to direct Citibank to provide delegated or custodial services in any particular country.

(c)

The Fund represents to the Custodian that for so long as the Fund maintains Fund Assets in a particular country, the Fund’s Trustees or investment adviser or sub-adviser has considered and accepted the Sovereign Risk and prevailing Country Risk of such country as part of its continuing investment decision process.

2.

Delegation. The Fund, on behalf of each of its Trustees, hereby directs the Custodian to delegate to Citibank the Trustees’ duties of “Foreign Custody Manager” subject to the terms of this Agreement. The Custodian represents and warrants to the Fund and the Trustees that Citibank has accepted such delegation. The Custodian shall notify the Fund promptly if at any time Citibank no longer is serving as the Trustees’ delegate pursuant to this Section 2.

3.

Selection of Eligible Foreign Custodian and Contract Administration. The Custodian shall direct Citibank pursuant to a written agreement to perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Funds’ foreign custodial arrangements:

(a)

Selection of Eligible Foreign Custodian. Citibank shall place and maintain the Funds’ Assets with an Eligible Foreign Custodian; provided that, Citibank shall be required to determine that the Funds’ Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market, after considering all factors relevant to the safekeeping of such assets, including without limitation:

(i)

The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Eligible Securities Depository, the method of keeping custodial records, and the security and data protection practices;

(ii)

Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Funds’ Assets;

(iii)

The Eligible Foreign Custodian's general reputation and standing; and

(iv)

Whether the Funds will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

Citibank shall be required to make the foregoing determination consistent with the standard of care set forth in Section 8 of this Agreement.

(b)

Contract Administration. The Custodian shall require that Citibank cause that the foreign custody arrangements with an Eligible Foreign Custodian be governed by a written contract that Citibank has determined will provide reasonable care for the Funds’ Assets based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of the Funds’ Assets as specified in Rule 17f-5(c)(1). Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

(i)

For indemnification or insurance arrangements (or any combination of the foregoing) such that the Funds will be adequately protected against the risk of loss of assets held in accordance with such contract;

(ii)

That the Funds’ Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors, except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;

(iii)

That beneficial ownership of the Fund’s Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

(iv)

That adequate records will be maintained identifying the Fund’s Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

(v)

That the Fund's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

(vi)

That the Fund will receive sufficient and timely periodic reports with respect to the safekeeping of the Fund’s Assets, including, but not limited to, notification of any transfer to or from the Fund's account or a third party account containing foreign assets held for the benefit of the Fund.

The Custodian may permit in its agreement with Citibank that such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b), such other provisions that

Citibank determines will provide, in their entirety, the same or a greater level of care and protection for the Funds’ Assets as the specified provisions, in their entirety.

(c)

Limitation to Delegated Selection. Notwithstanding anything in this Delegation Agreement to the contrary, the agreement between the Custodian and Citibank may provide that the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by Citibank and shall not apply to any Eligible Foreign Custodian that Citibank is directed to use pursuant to Section 7 of this Agreement.

4.

Monitoring. The Custodian shall enter into an agreement with Citibank that requires Citibank to establish a system to monitor the appropriateness of maintaining the Fund’s Assets with each Eligible Foreign Custodian that has been selected by Citibank pursuant to Section 3 of this Agreement. The Custodian shall direct Citibank to monitor the continuing appropriateness of placement of the Fund’s Assets in accordance with the criteria established under Section 3(a) of this Delegation Agreement and such Eligible Foreign Custodian’s actual performance in accordance with the written contract as provided in Section 3(b) of this Agreement. The Custodian shall direct Citibank to monitor the continuing appropriateness of the contract governing the Fund's arrangements in accordance with the criteria established under Section 3(b) of this Agreement.

5.

Reporting. The Custodian shall enter into an agreement with Citibank providing that, initially, prior to the placement of the Fund’s Assets with any Eligible Foreign Custodian, and thereafter, at least annually and at such other times as the Trustees deem reasonable and appropriate based on the circumstances of the Fund’s arrangements, Citibank shall provide to the Trustees of the Fund, or to the Custodian for prompt provision to such Trustees, written reports specifying placement of the Fund’s Assets with each Eligible Foreign Custodian selected by Citibank pursuant to Section 3 of this Delegation Agreement and shall promptly report as to any material changes to such foreign custody arrangements. Such reporting will include the appropriateness of maintaining the Fund’s Assets with a particular custodian under paragraph (c)(1) of Rule 17f-5 and the performance of the contract under paragraph (c)(2) of Rule 17f-5. The agreement may provide that Citibank will prepare such a report with respect to any Eligible Foreign Custodian that Citibank has been instructed to use pursuant to Section 7 hereunder only to the extent specifically agreed with respect to the particular situation.

6.

Withdrawal of Fund Assets. The Custodian shall enter into an agreement with Citibank providing that, if Citibank determines that an arrangement with a specific Eligible Foreign Custodian selected by Citibank consistent with Section 3 of this Delegation Agreement no longer meets the requirements of said Section, Citibank shall give the Custodian prompt notice of such determination and upon instructions Citibank shall withdraw the Fund’s Assets from the non-complying arrangement as soon as reasonably practicable. Citibank shall use good faith to notify the Custodian as to any facts known to Citibank, considering whether such withdrawal would require liquidation of any of the Fund’s Assets or would materially impair the liquidity, value or other investment characteristics of the Fund’s Assets. Any such instructions from the Fund or the Fund's investment adviser to the Custodian regarding liquidation or withdrawal shall be in the form of Special Instructions.

7.

Direction as to Eligible Foreign Custodian. Notwithstanding this Agreement, the Fund, acting through its Trustees, its investment adviser or its other authorized representative, may instruct the Custodian to direct Citibank to place and maintain the Fund’s Assets in a particular country or with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which Citibank reasonably determines that it will not provide delegation services. In the event that Citibank determines that it will provide delegation services in such country or with such Eligible Foreign Custodian, the Custodian will comply with the provisions otherwise set forth in this Agreement. In the event that Citibank reasonably determines that it will not provide delegation services in such country or with such Eligible Foreign Custodian, the Custodian and Delegate shall be entitled to rely on any such instruction as a Special Instruction and shall have no duties or liabilities under this Delegation Agreement with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance; provided that this Delegation Agreement and the Custodian Agreement shall not constitute the Custodian or Citibank as the exclusive delegate of any of the Funds for purposes of Rule 17f-5 and, particularly where Custodian does not agree to provide fully the services under this Delegation Agreement and the Custody Agreement to the Fund with respect to a particular country, the Fund may delegate such services to another delegate pursuant to Rule 17f-5.

8.

Standard of Care.

(a)

In carrying out its duties under this Agreement, the Custodian agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Funds’ Assets would exercise.

(b)

The Custodian will enter into a written agreement with Citibank providing that, in carrying out its duties under its agreement with the Custodian, Citibank will exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping of the Funds’ Assets would exercise.

9.

Liability of the Custodian for Actions of Other Persons. The Custodian shall be liable for the actions or omissions of Citibank or any Eligible Foreign Custodian as set forth in the Custody Agreement between the Custodian and the Funds, except as provided in Section 7 hereunder.

10.

Representations.

(a)

The Custodian hereby represents and warrants that it is a U.S. Bank and that this Delegation Agreement has been duly authorized, executed and delivered by the Custodian and is a legal, valid and binding agreement of the Custodian enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

(b)

The Custodian hereby represents and warrants that it has entered into an agreement with Citibank that (i) is consistent with Sections 3, 4, 5, 6 and 8(b) of this Delegation Agreement in all material respects and is subject to the provisions of Section 5 of the Custody Agreement, and (ii) includes representations and warranties by Citibank stating that it is a U.S. Bank and that such agreement between the Custodian and Citibank has been duly authorized, executed and delivered by Citibank and is a legal, valid and binding agreement of Citibank enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

(c)

The Fund hereby represents and warrants to the Custodian that its Trustees have determined that it is reasonable to rely on Citibank to perform the delegated responsibilities provided for herein and that this Delegation Agreement has been duly authorized, executed and delivered by the Fund and is a legal, valid and binding agreement of the Fund enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

11.

Effectiveness; termination. This Delegation Agreement shall be effective as of May 28, 2014. This Delegation Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 60th day following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Delegation Agreement shall be deemed to have been terminated concurrently with the termination of the Custody Agreement. The Custodian shall terminate its agreement with Citibank pursuant to this Delegation Agreement concurrently with any termination of this Delegation Agreement.

12.

Notices. Notices and other communications under this Delegation Agreement are to be made in accordance with the arrangements designated for such purpose under the Custody Agreement unless otherwise indicated in a writing referencing this Delegation Agreement and executed by both parties.

13.

Definitions. Capitalized terms in this Delegation Agreement have the following meanings:

a.

Country Risk - shall mean, with respect to the acquisition, ownership, settlement or custody of investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and market factors affecting the acquisition, payment for or ownership of investments including (a) the prevalence of crime and corruption except for crime or corruption by the Eligible Foreign Custodian or its employees, directors or officers for which the liability of the Custodian, Citibank or the Approved Foreign Custody Manager is not predicated upon recovery of such damages from the Eligible Foreign Custodian as set forth in the Global Custody Network Listing, (b) the inaccuracy or unreliability of business and financial information (unrelated to the Custodian’s duties imposed by Rule 17f-5(c) under the 1940 Act or to the duties imposed upon it by Rule 17f-7 under the 1940 Act), (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such investments are transacted and held, (e) the acts, omissions and operation of any Eligible Securities Depository, it being understood that this provision shall not excuse the Custodian’s performance under the express terms of this Delegation Agreement and its liability therefore, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets, and (h) the laws relating to the safekeeping and recovery of the Fund’s Assets held in custody pursuant to the terms of the Custody Agreement; provided, however, that, in compliance with Rule 17f-5, neither Sovereign Risk nor Country Risk shall include the custody risk of a particular Eligible Foreign Custodian of the Fund’s Assets.

b.

Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1) and shall also include a bank that qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the 1940 Act.

c.

Fund’s Assets - shall mean any of the Fund's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

d.

Special Instructions - shall have the meaning set forth in the Custody Agreement.

e.

Eligible Securities Depository - shall have the meaning for an “Eligible Securities Depository” as set forth in Rule 17f-7.

f.

Sovereign Risk - shall mean, in respect of any jurisdiction, including the United States of America, where investments are acquired or held hereunder or under the Custody Agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any governmental authority, (c) the confiscation, expropriation or nationalization of any investments by any governmental authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting investments, (f) any change in the applicable law, or (g) any other economic or political risk incurred or experienced that is not directly related to the economic or financial conditions of the Eligible Foreign Custodian, except as otherwise provided in this Delegation Agreement or the Custody Agreement; provided, however, that in compliance with Rule 17f-5, neither Sovereign Risk nor Country Risk shall include the custody risk of a particular Eligible Foreign Custodian of the Fund's Assets.

g.

U. S. Bank – shall have the meaning set forth in Rule 17f-5(a)(7) under the 1940 Act.

14.

Governing Law and Jurisdiction. This Delegation Agreement shall be construed in accordance with the laws of the State of Missouri. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of Missouri.

15.

Fees. The Custodian shall perform its functions under this Delegation Agreement for the compensation determined under the Custody Agreement. Neither the Custodian nor Citibank shall receive separate compensation from the Fund for the performance of the duties and services set forth in this Agreement.

16.

Integration. This Delegation Agreement supplements and/or amends the Custody Agreement with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties; provided that, in the event that there are any inconsistencies between the Delegation Agreement and the Custody Agreement, the provisions of the Delegation Agreement shall govern for the purpose of compliance with Rule 17f-5. The terms of the Custody Agreement shall apply generally as to matters not expressly covered in this Agreement, including dealings with the Eligible Foreign Custodians in the course of discharge of the Custodian’s obligations under the Custody Agreement, and the Custodian’s obligation to indemnify the Funds as set forth in the Custody Agreement, and the Funds’ obligation to indemnify the Custodian as set forth in the Custody Agreement, the terms of which are incorporated herein by reference.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Agreement to be duly executed.

Little Harbor MultiStrategy Composite Fund By: ___________________________________ Name: ________________________________ Title: __________________________________	UMB Bank, n.a. By: ___________________________________ Name: Michael Kaufhold Title: Vice President

Effective Date: ____________, 2014